UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2012

Atlantic Broadband Finance, LLC

(Exact Name of Registrant As Specified In Charter)

Delaware	333-115504	20-0226936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batterymarch Park, Suite 405 Quincy, MA 02169		(617) 786-8800
(Address of Principal Executive Offices, including Zip Code)		(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 20, 2012, Atlantic Broadband Finance, LLC (the “Company”) announced its intention to replace its existing $25,000,000 revolving credit facility due in 2015, and $485,837,500 term loan facility due in 2016 (together, the “Existing Credit Facility”) with a new $1,060,000,000 senior secured credit facility (the “New Credit Facility”) comprised of a new $50,000,000 revolving credit facility (the “New Revolving Facility”), a new $660,000,000 first lien term loan facility (the “New First Lien Term Facility”) and a new $350,000,000 second lien term loan facility (the “New Second Lien Term Facility”), the proceeds of which will be used (a) to repay in full all indebtedness and other amounts due or outstanding under its Existing Credit Facility, (b) to repay in full the Company’s 9.375% senior subordinated notes due 2014, and (c) to consummate a cash dividend payment of approximately $345,000,000 to the shareholders of Atlantic Broadband Holdings I, LLC. The New First Lien Term Facility is expected to have a seven-year maturity, the New Second Lien Term Facility is expected to have a seven and one-half year maturity and the New Revolving Facility is expected to have a five-year maturity.

The entry into the New Credit Facility will be contingent upon, among other things, a successful syndication and the satisfaction of conditions precedent to the definitive documentation therefor. The material terms of the New Credit Facility, including those described above, could change materially between the date hereof and the effectiveness of the New Credit Facility.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Other Events

EXHIBIT NUMBER	EXHIBIT

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Broadband Finance, LLC (Registrant)

/s/ Patrick Bratton
Date: March 20 , 2012	Patrick Bratton
Chief Financial Officer